Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Shire Pharmaceuticals Group, plc Registration Statement on Form S-8 (No. 333-91552) of our report dated June 20, 2007, relating to the financial statements and supplemental schedule appearing in this Annual Report on Form 11-K of the Shire Pharmaceuticals Inc. 401(k) Savings Plan for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
June 27, 2007